EXHIBIT 4(b)(6)

                           GMAC COMMERCIAL CREDIT LLC
                           1290 Avenue of the Americas
                            New York, New York 10104

                                                as of September 24, 2002

TII NETWORK TECHNOLOGIES, INC.
1385 Akron Street
Copiague, New York 11726

                Re: Amendment to Loan Documents
                    ---------------------------

Gentlemen:

     Reference is made to certain financing arrangements by and among GMAC COMMERCIAL CREDIT LLC, formerly known as BNY FACTORING LLC, as successor by merger to BNY Financial Corporation ("Lender"), TII NETWORK TECHNOLOGIES, INC., formerly known as TII Industries, Inc., ("Borrower") and TII Corporation (which was subsequently dissolved), pursuant to certain financing agreements, including that certain Revolving Credit, Term Loan and Security Agreement dated April 30, 1998 (the "Credit Agreement"), together with various other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Credit Agreement, as the same has been, is hereby being, and may hereafter be amended, restated, renewed, extended, supplemented, substituted or otherwise modified, collectively, the "Loan Documents").

     Borrower has requested that Lender agree to amend certain provisions of the Loan Documents, all as more fully set forth in this letter Re: Amendment to Loan Documents ("Amendment"). Lender has agreed to accommodate Borrower's request subject to the terms and conditions hereof.

     1.   Amendments.
          ----------

          (a) Section 6.5 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

               "6.5 Net Worth. Cause to be maintained at all times a consolidated Net Worth in an amount (the "Minimum Net Worth") not less than (a) for Borrower's fiscal quarter ending March 29, 2002, $17,750,000, (b) for Borrower's fiscal quarter ending June 28, 2002, $14,000,000, and (c) for each of Borrower's fiscal quarters thereafter, an amount equal to the sum of the

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          Minimum Net Worth required for the immediately previous fiscal quarter plus  fifty  percent  (50%) of Net Income (to the extent Net Income is
          positive)   for   such    immediately    previous    fiscal   quarter.
          Notwithstanding anything in this Agreement to the contrary, Borrower shall be deemed to be in compliance with this Section 6.5 at all times during any fiscal quarter other than the last day of such fiscal quarter (each such time hereinafter an "Interim Date") if, as of any Interim Date, Borrower's consolidated Net Worth is not more than $150,000 less than the applicable Minimum Net Worth required hereunder as of the last day of such fiscal quarter. Nothing herein shall release Borrower from its obligation to maintain the requisite Minimum Net Worth as of the last day of each fiscal quarter."

          (b) The first sentence of Section 13.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

               "13.1 Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each of the Borrower and the Lender, shall become effective on the date hereof and shall continue in full force and effect until September 30, 2003 (the "Term") unless sooner terminated as herein provided."

     2. Representations, Warranties and Covenants. In addition to the continuing representations, warranties and covenants heretofore made by Borrower to Lender pursuant to the Loan Documents, Borrower hereby represents, warrants and covenants with and to Lender as follows (which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof and shall be incorporated into and made a part of the Loan Documents):

          (a) No Event of Default exists or has occurred and is continuing on the date of this amendment upon giving effect to the terms of this amendment.

          (b) This Amendment has been duly executed and delivered by Borrower and is in full force and effect as of the date hereof, and the agreements and obligations of Borrower contained herein constitute the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with its terms.

          (c) Except as specifically set forth herein, no other changes or modifications to the Loan Documents are intended or implied, and in all other respects, the Loan Documents shall continue to remain in full force and effect in accordance with their respective terms as of the date hereof. Except as specifically set forth herein, nothing contained herein shall evidence a waiver or amendment by Lender of any other provision of the Loan Documents nor shall anything contained herein be construed as a consent by Lender to any transaction other than that specifically consented to herein.


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          (d) The  terms  and  provisions  of this  Amendment  shall  be for the benefit of the parties hereto and their respective successors and assigns; no other person, firm, entity or corporation shall have any right benefit or interest under this amendment. This Amendment may be signed in counterparts, each of which shall be an original and all of which when taken together shall constitute one amendment. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart signed by the party to be charged.

          (e) This Amendment sets forth the entire agreement and understanding of the parties with respect to the matter set forth herein. This Amendment cannot be changed, modified, amended or terminated except in writing executed by the party to be charged.

     3. Amendment Fee. In consideration of the amendments to the Loan Documents set forth herein, Borrower unconditionally agrees to pay an amendment fee in the amount of $15,000, which amendment fee shall be fully earned as of the date of hereof, shall not be subject to refund, rebate or proration for any reason whatsoever, and shall be charged by Lender to Borrower as of the date hereof.

     IN WITNESS WHEREOF, Lender and Borrower have executed this Amendment as of the day and year first above written.

                                        GMAC COMMERCIAL CREDIT LLC

                                        By: /s/ David Duffy
                                           -------------------------------------
                                        Title: Vice President


ACKNOWLEDGED AND AGREED:

TII NETWORK TECHNOLOGIES, INC.


By: /s/ Kenneth A. Paladino
    -------------------------------
Title: Vice President Finance


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